EXHIBIT 99.1

May 19, 2010	TSX Venture Exchange Symbol: MDW
NYSE Amex Symbol: MDW
Website: www.midwaygold.com

Midway hires Kenneth A. Brunk

Midway Gold Corp. ("Midway") is pleased to announce that it has hired Kenneth A. Brunk as President and Chief Operating Officer.  Mr. Brunk will provide the leadership and management necessary to guide the Company through the steps to develop the Pan gold project in Nevada to production.

Alan Branham will remain as a director of Midway and will continue to be actively involved in guiding the exploration programs on the Company’s other projects. Mr. Branham was responsible for recognizing the potential of the Pan gold project and recommending its acquisition in 2007. Mr. Branham was directly involved in the discovery of the Spring Valley gold deposit, in Nevada and the acquisition of the Golden Eagle project, near Republic, Washington.

Mr. Brunk, a Qualified Person, holds a degree in Metallurgical Engineering from Michigan Technological University and throughout his forty-two year career has conducted numerous feasibility studies and has as well been responsible for designing, constructing, staffing and operating multiple mining operations and improving process efficiencies around the world.

Most recently, he served as Chief Operating Officer of Romarco Minerals, where he led Romarco through the feasibility study on its Haile Gold Mine project.  Mr. Brunk’s efforts aided in elevating Haile from a prospective exploration effort to a successful world-class mine development project.  Previously, as Senior Vice President and Senior Technical Officer at Newmont, Mr. Brunk was responsible for all of the technical functions of the operating, mine planning, metallurgical development, projects, and engineering groups within Newmont.

Given his extensive experience, Mr. Brunk’s tenure is expected to further the advancement of the Pan and other Midway projects to production.  The Pan project hosts a Measured and Indicated mineral resource estimate of 608,700 ounces of gold contained in 34.65 million tons at an average grade of 0.018 ounces per ton (“opt”), with an additional Inferred resource of 26,500 ounces of gold contained in 1.6 million tons at an average grade of 0.017 opt, determined at a 0.006 opt gold cut-off grade and a $750 per ounce gold price in a Lerchs-Grossman shell on December 1, 2009.  Midway’s efforts under Mr. Branham’s guidance have notably increased both the size and quality of the project, which remains open for expansion.  Under Mr. Brunk’s management, Midway plans to undertake condemnation drilling, the initiation of permitting, and the completion of a preliminary economic assessment including an updated independent NI 43-101 compliant resource in 2010, leading toward the goal of the Pan becoming an operating gold mine by 2013.

The Company anticipates that Mr. Brunk’s history of successful mine development, coupled with the Pan’s considerable resource and capacity for growth could increase both the project’s near-term production potential and the Company’s shareholder value.

Pursuant to Midway’s shareholder approved combined incentive and non-qualified stock option plan, the board of directors of Midway has granted non-qualified stock options on a total of 500,000 shares of Midway’s common stock exercisable for up to five years at a price of $0.71 per share being the closing price of Midway’s common shares on the day of grant and are subject to any applicable regulatory hold periods.

The technical aspects of this news release has been reviewed and approved by Don Harris, (M.Sc., CPG), a “qualified persons” as that term is defined in National Instrument 43-101.

Midway is a precious metals exploration company listed on the NYSE Amex and Tier-1 of the TSX Venture Exchange.  The Company’s primary focus is discovering and developing gold resources within politically stable regions known for large gold endowments.

ON BEHALF OF THE BOARD
“Daniel Wolfus”
______________________________
Daniel Wolfus, Chairman and CEO

For further information, please contact R.J. Smith at Midway Gold Corp. at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include resource estimates. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.

This press release uses the terms “Measured resources”, “Indicated resources” and “Inferred resources”, which are calculated in accordance with the Canadian National Instrument 43-101 and the Canadian Institute of Mining and Metallurgy Classification system. Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability.  We advise investors that while those terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. In addition, “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an Inferred Mineral Resource will ever be upgraded to a higher category. Under Canadian rules, estimates of Inferred Mineral Resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. U.S. investors are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally minable.